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                                                                    EXHIBIT 23.2

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4 No. 333-46264) and related Joint Proxy Statement/Prospectus of Symantec Corporation for the registration of ________ shares of its common stock and the incorporation by reference therein of our reports dated March 17, 2000, with respect to the consolidated financial statements of Axent Technologies, Inc. and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 1999 and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.


                                        /s/ Ernst & Young LLP

McLean, VA
November 2, 2000